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                                                                   EXHIBIT 10.16


                        INDEPENDENT CONTRACTOR AGREEMENT

         This Independent Contractor Agreement ("Agreement") is made and entered into by and between Calico Commerce, Inc. ("Company), having a principal place of business at 333 West San Carlos Street, Suite 333, San Jose, CA 95113, and Alan P. Naumann ("Contractor"), an individual, having a principal place of business at 27301 Black Mountain Road, Los Altos Hills, CA 94022. This Agreement will become effective on the same date as the Separation Agreement and Release entered into by and between the parties (the "Effective Date").

         1. Retention of Services. Company hereby retains Contractor to perform sales and marketing and executive transition consulting services when and as requested by Company.

         2. Compensation.

                  2.1 Fees. Company will pay Contractor aggregate amount of $290,000 in consideration of the services rendered hereunder. The fee shall be paid in equal monthly installments of $72,500 per month on each of August 1, 2001, September 1, 2001, October 1, 2001 and November 1, 2001.

                  2.2 Expenses. Contractor shall be responsible for and pay all expenses incurred in providing services to Company under this Agreement.

         3. Independent Contractor Relationship. Contractor's relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Contractor will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of Company. Contractor will be solely responsible for all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Contractor's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing a Form 1099-MISC with the Internal Revenue Service as required by law.

                  3.1 Workplace, Hours and Instrumentalities. Contractor may perform the services required by this Agreement at any place or location and at such times as Contractor and Company shall determine. Company will at its convenience make available to Contractor suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Contractor's services to Company. Such facilities shall be used by Contractor, if at all, at Contractor's discretion.

                  3.2 Confidential Information.

                           (a) Definition of Confidential Information.
"Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches,


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drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, Company's suppliers and customers, and includes, without limitation, Company Property (defined below), and Company's information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. Such information will be clearly marked "Confidential" by the Company.

                           (b) Nondisclosure and Nonuse Obligations. Except as
permitted in this paragraph, Contractor shall neither use nor disclose the Confidential Information. Contractor may use the Confidential Information solely to perform services for the benefit of Company. Contractor agrees that Contractor shall treat all Confidential Information of Company with the same degree of care as Contractor accords to Contractor's own Confidential Information, but in no case less than reasonable care. If Contractor is not an individual, Contractor agrees that Contractor shall disclose Confidential Information only to those of Contractor's employees who need to know such information, and Contractor certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Contractor under this Agreement. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Contractor will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information to which he becomes aware, and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

                           (c) Exclusions from Nondisclosure and Nonuse
Obligations. Contractor's obligations under Paragraph 4.2(b) ("Nondisclosure and Nonuse Obligations") with respect to any portion of the Confidential Information shall not apply to any such portion which Contractor can demonstrate: (a) was in the public domain at or subsequent to the time such portion was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any information communicated to Contractor by Company. A disclosure of Confidential Information by Contractor, either: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

                  3.3 Ownership and Return of Company Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement (collectively, the "Company Property") are the sole and exclusive property of Company or Company's suppliers or customers, and Contractor hereby does and will assign to Company all rights, title and interest Contractor may have or acquire in the Company Property. Contractor agrees to keep all Company Property at


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Contractor's premises unless otherwise permitted in writing by Company. At the end of this Agreement, or at Company's request, and no later than five (5) days after the end of this Agreement or Company's request, Contractor shall destroy or deliver to Company, at Company's option: (a) all Company Property; (b) all tangible media of expression in Contractor's possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Contractor's compliance with Contractor's obligations under this subparagraph.

                  3.4 Observance of Company Rules. At all times while on Company's premises, Contractor will observe Company's rules and regulations with respect to conduct, health and safety and protection of persons and property.

         4. No Conflict of Interest. Contractor warrants that, to the best of Contractor's knowledge, there is no other contract or duty on the part of Contractor that conflicts with or is inconsistent with this Agreement. This
Section 4 does not prevent Contractor from performing the same or similar services for clients other than Company.

         5. Term and Termination.

                  5.1 Term. This Agreement is effective as of the Effective Date set forth above and will end on November 15, 2001.

                  5.2 Duties Upon Termination. Upon termination or expiration of this Agreement, Contractor agrees to cease all work on behalf of Company. Upon termination by the Company for any reason, all fees described in Section 2.1 above that have not yet been paid to Contractor shall become immediately due and payable.

         6. Nonsolicitation. During the term of this Agreement, and for a period of one (1) year immediately following this Agreement's termination or expiration, Contractor agrees not to, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company. The foregoing shall not preclude Contractor from providing a personal employment reference for departing employees.

         7. General Provisions.

                  7.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Contractor may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company's prior written consent; provided, however, that upon Contractor's death prior to termination or expiration of this Agreement, all amounts remaining due and payable hereunder shall be paid and assigned to his heirs.

                  7.2 Survival. The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 4 ("Intellectual Property Rights"), 7 ("Noninterference with Business") and 8 ("General Provisions") will survive any termination or expiration of this Agreement.


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                  7.3 Notices. Any notice required or permitted by this
Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally;
(b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

                  7.4 Agreement to Arbitrate. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in Santa Clara County, before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitrator may grant injunctions and other relief in such disputes. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs. Employee expressly acknowledges that he is waiving any right to a jury trial for any and all claims covered by this Agreement.

                  7.5 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

                  7.6 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

                  7.7 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by the party against whom the waiver is sought. The waiver by either party of, or consent by either party to, a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by such party. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

                  7.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Contractor for Company.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

CALICO COMMERCE, INC.                    ALAN P. NAUMANN

By: /s/ William D. Unger                 By: /s/ Alan P. Naumann
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    WILLIAM D. UNGER, FOR AND ON             ALAN P. NAUMANN
    BEHALF OF THE BOARD OF DIRECTORS


Date: July 16, 2001                      Date:  July 16, 2001


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